Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Corebridge Financial, Inc. (Issuer)
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.750% Senior Notes due 2034	457(r)	$750,000,000	99.808%	$748,560,000	0.00014760	$110,487.46
	Total Offering Amounts					$748,560,000		$110,487.46
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$110,487.46
(1)The registration fee of $110,487.46 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 5, 2023 (Registration Statement No. 333-275890), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.